Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF ALPINE HIGH MIDSTREAM

The following discussion and analysis should be read in conjunction with the accompanying combined financial statements and related notes of Alpine High Midstream set forth in Item 9.01 in this Current Report on Form 8-K. The combined financial statements of Alpine High Midstream reflect the combined results of operations of Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, and Alpine High NGL Pipeline, which operate and conduct Apache’s midstream business located in the Alpine High resource play. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs, and expected performance of the Alpine High Midstream operations. The forward-looking statements are dependent upon events, risks, and uncertainties that may be outside the combined entities’ control. Actual results could differ materially from those discussed in these forward-looking statements. Please read the risk factors related to Alpine High Midstream’s business and operations as described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 39, which is incorporated by reference in this Current Report on Form 8-K. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed may not occur.

Overview

Alpine High Gathering LP, a Delaware limited partnership, Alpine High Pipeline LP, a Delaware limited partnership, Alpine High Processing LP, a Delaware limited partnership, and Alpine High NGL Pipeline LP, a Delaware limited partnership (collectively, “Alpine High Midstream”), each of which are wholly owned subsidiaries of Apache Midstream LLC, a Delaware limited liability company (“Apache Contributor”) and a wholly owned subsidiary of Apache Corporation, a Delaware corporation (“Apache”), were formed between May 2016 and January 2017 in connection with the commencement of construction of midstream assets supporting Apache’s development of its Alpine High acreage in the Southern Delaware Basin within the Permian Basin of West Texas (the “Alpine High resource play”). Alpine High Midstream owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas. As of November 6, 2018, this network includes approximately 55 miles of residue-gas pipelines with three market connections (with a fourth market connection expected to be in-service by the end of 2018), approximately 125 miles of gathering pipelines, approximately 380 MMcf/d of rich-gas processing capacity, and approximately 400 MMcf/d of lean-gas treating and compression capacity. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017.

Alpine High Midstream Operational Assessment

Alpine High Midstream uses a variety of financial and operational metrics to assess the performance of its operations and growth compared to expected plan estimates. These metrics include:

•	Throughput volumes;

•	Adjusted EBITDA; and

•	Operating expenses.

Sources of Alpine High Midstream’s Revenues

Alpine High Midstream’s results are driven primarily by the volume of natural gas gathered, processed, compressed, or transported. Throughout the historical period, all of Alpine High Midstream’s revenues were generated through fee-based agreements with a related party, Apache. The volume of natural gas that Alpine High Midstream gathers or processes currently depends on the production level of Apache’s assets in areas serviced by Alpine High Midstream. Alpine High Midstream’s assets have been, and continue to be, constructed to serve the development of the Alpine High resource play. The amount and pace of upstream development activity by Apache will impact Alpine High Midstream’s aggregate gathering and processing volumes because the production rate of natural gas wells declines over time. Additionally, other producers are also developing oil and gas plays in surrounding areas that may provide attractive opportunities to enter into third-party processing and gathering agreements. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of oil, natural gas, and NGLs, the cost to drill and operate a well, the availability and cost of capital, and environmental and government regulations. Alpine High Midstream believes that its midstream assets are positioned in a highly economic play in one of the most active regions for oil and gas exploration and development activities in the United States.

Pursuant to the terms of existing agreements with Apache, Alpine High Midstream receives fees for low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transportation from acreage dedications provided by Apache. Although Alpine High Midstream’s current contracts are supported by acreage dedications covering the Alpine High resource play, Alpine High Midstream is actively seeking to obtain new supplies of natural gas and processing arrangements with third parties to increase the throughput volume on its systems in addition to Apache’s projected development of the Alpine High resource play.

Adjusted EBITDA

Alpine High Midstream defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, and accretion, and also excludes (when applicable) impairments and other items affecting comparability of results to peers. Alpine High Midstream’s management believes Adjusted EBITDA is useful for evaluating Alpine High Midstream’s operating performance and comparing results of its operations from period-to-period and against its peers without regard to its financing or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) or any other measure determined in accordance with GAAP or as an indicator of Alpine High Midstream’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing Alpine High Midstream’s financial performance, such as Alpine High Midstream’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that Alpine High Midstream’s results will be unaffected by unusual or non-recurring items. Additionally, Alpine High Midstream’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Operating expenses

Gathering, transmission, and processing. Alpine High Midstream’s gathering, transmission, and processing expenses primarily comprise those costs that are directly associated with the operations of its midstream assets. The most significant of these costs are associated with direct labor and supervision, power, repair and maintenance expenses, and equipment rentals. Fluctuations in commodity prices impact operating cost elements both directly and indirectly. For example, commodity prices directly impact costs such as power and fuel, which are expenses that increase (or decrease) in line with changes in commodity prices. Commodity prices also affect industry activity and demand, thus indirectly impacting the cost of items such as labor and equipment rentals.

Depreciation and accretion. Depreciation on Alpine High Midstream’s capitalized costs incurred to acquire and develop its midstream assets is computed based on estimated useful lives and estimated salvage values. Also included within this expense is the accretion associated with Alpine High Midstream’s estimated asset retirement obligations (“ARO”). The liability is accreted using Alpine High Midstream’s applicable corporate discount rate over the period until the estimated retirement of the asset.

General and administrative. General and administrative (“G&A”) costs comprise overhead expenditures directly and indirectly associated with operating the assets. Pursuant to an agreement with Apache, Alpine High Midstream will indirectly receive G&A support services in exchange for a fee of approximately $0.3 million per month. These support services include information technology, risk management, corporate planning, accounting, cash management, human resources, and other general corporate services. G&A expenditures directly associated with operating the assets are subject to fluctuation in accordance with prevailing labor market rates. Alpine High Midstream may also require increased services from Apache, commensurate with planned activity levels.

Concurrent with the Closing, Altus Midstream Company and Apache will enter into a construction, operations and maintenance agreement (the “COMA”), pursuant to which Apache will provide certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of Altus Midstream Company. The COMA establishes a fixed annual support services fee to Apache of $3 million in 2019, $5 million in 2020, and $7 million in 2021. Beginning in 2022 through the term of the COMA, the associated fee will be $9 million annually and may be adjusted upwards based on actual incurred costs. Under the COMA, Altus Midstream Company will also be required to pay or otherwise reimburse Apache and its affiliates for direct G&A expenses incurred that are directly attributable to the oversight, administration, and operation of the System (as defined in the COMA) and of Altus Midstream Company. A copy of the COMA is set forth as Exhibit 10.3 in this Current Report on Form 8-K and is incorporated herein by reference.

Taxes other than income. Taxes other than income primarily comprise ad valorem taxes on Alpine High Midstream’s midstream assets. Management of Alpine High Midstream anticipates future increases in ad valorem taxes, in line with the construction of its midstream assets. Alpine High Midstream is also subject to gas utility taxes payable to the Texas Railroad Commission.

Factors and Trends Impacting Alpine High Midstream’s Business and the Comparability of Future Financial Data of KAAC Attributable to Alpine High Midstream to the Historical Financial Results of Alpine High Midstream’s Operations

Future financial data of KAAC attributable to Alpine High Midstream may not be comparable to the historical results of operations of Alpine High Midstream for the periods presented due to the following reasons:

Construction of Assets. Since inception, Alpine High Midstream has invested capital to develop and operate a network of midstream energy assets in the Southern Delaware Basin of West Texas. As of November 6, 2018, this network includes approximately 55 miles of residue-gas pipelines with three market connections, approximately 125 miles of gathering pipelines, approximately 380 MMcf/d of rich-gas processing capacity, and approximately 400 MMcf/d of lean-gas treating and compression capacity. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. Alpine High Midstream anticipates additional investment of approximately $1,280 million in the continued capital development of its midstream assets from the fourth quarter of 2018 through the end of 2021. This includes approximately $180 million during the fourth quarter of 2018, approximately $320 million in 2019, approximately $330 million in 2020, and approximately $450 million in 2021. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018. The investment will primarily be directed toward the construction of additional gathering, compression, processing, and transportation facilities, including five forecasted cryogenic processing plants with combined capacity of approximately 1 Bcf/d by year-end 2020.

Options to Acquire Equity Investments in Five Separate Joint Venture Pipelines (“Options”). As part of the business combination, the Apache Contributor will contribute the Options to Alpine High Midstream and/or Altus Midstream. Alpine High Midstream and/or Altus Midstream will have the right, but not the obligation, to exercise the Options at various times beginning in the fourth quarter of 2018 and continuing through 2020. Specifically, pursuant to the Options, Alpine High Midstream and/or Altus Midstream will have the ability to acquire equity interests in the following joint venture pipelines: (i) up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express natural gas pipeline to Agua Dulce, Texas, (ii) a 50% equity interest in the Salt Creek NGL line to the Waha area in northern Pecos County, Texas, (iii) up to a 15% equity interest in the EPIC Crude pipeline to Corpus Christi, Texas, and (iv) a 33% equity interest in Shin Oak’s NGL pipeline to Mont Belvieu, Texas and (v) an approximate 33% equity interest in the Permian Highway Pipeline Project, subject to reduction in the event that other options to acquire equity in the Permian Highway Pipeline Project held by third parties are exercised. We expect to exercise the Options, resulting in approximately $1.660 billion of total anticipated capital spending associated with the exercise of these options from the fourth quarter of 2018 through the end of 2020. This includes approximately $110 million during the fourth quarter of 2018, approximately $1,280 million in 2019, and approximately $270 million in 2020. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018. These options provide EBITDA upside potential as well as investment opportunity not reflected in Alpine High Midstream’s historical financial results or KAAC’s pro forma financial statements. The following table provides additional information regarding the Options:

	GCX Option	EPIC Option	Salt Creek Option	Shin Oak Option	Permian Highway Pipeline Project
Expiration Date	December 31, 2018	February 1, 2019	January 31, 2020	60 days following in-service date	September 4, 2019
Option Percentage(1)	15%	15%	50%	33%	33%(4)
Estimated Exercise Price(2)(3)	$108 million	$90 million	$56 million	$500 million	$191 million

(1)	Pursuant to the Supplemental GCX Option, we can exercise an option to purchase an additional 1% equity interest in Gulf Coast Express Pipeline LLC subject to certain conditions.
(2)

Estimated exercise price represents Alpine High Midstream’s proportionate share of capital expenditures made with respect to the applicable project prior to such exercise, plus financing charges associated with such capital expenditures (“exercise price”). There are no costs associated with exercising the Options other than the exercise price. However, we will be required to fund our pro rata share of capital expenditures after the exercise date.

(3)	These estimates are based on the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018.
(4)	Subject to reduction in the event that other options to acquire equity in the Permian Highway Pipeline Project held by third parties are exercised.

Crude Oil and Natural Gas Supply and Demand. Alpine High Midstream currently generates all of its revenues under fee-based agreements with Apache. Existing related party contracts are expected to result in cash flow consistency and minimize Alpine High Midstream’s direct exposure to commodity price fluctuations, because it generally does not engage in the selling, marketing, or trading of crude oil, natural gas, or NGLs. Commodity price variances indirectly impact Alpine High Midstream’s activities and results of operations over the long term, because prices can influence production rates and investments by Apache and other third parties in the development of new crude oil and natural gas reserves. Generally, drilling and production activity will increase as crude oil and natural gas prices increase. The throughput volumes of Alpine High Midstream’s assets depend primarily on the volume of natural gas produced by Apache in the Alpine High resource play. Commodity prices can be volatile and influenced by numerous variables beyond upstream operators’ control, including the domestic and global supply of and demand for crude oil, natural gas, and NGLs. Flow assurance is dependent upon adequate infrastructure to meet downstream market demands. The commodities markets as well as other supply and demand factors may also influence the selling prices of crude oil, natural gas, and NGLs. Further, Alpine High Midstream’s ability to execute its expansion strategy for midstream infrastructure will depend on regional production of crude oil, natural gas, and NGLs, which is also affected by the supply of and demand for crude oil, natural gas, and NGLs.

Regulatory Compliance. The regulation of crude oil and natural gas gathering and processing by federal and state regulatory agencies has a material impact on Alpine High Midstream’s business. Alpine High Midstream’s operations are also impacted by new regulations, which may increase the time that it takes to obtain required permits. Additionally, increased regulation of crude oil and natural gas producers in Alpine High Midstream’s areas of operation, including regulations associated with hydraulic fracturing, and related water sourcing and water disposal requirements, could reduce the regional supply of crude oil and natural gas and, therefore, throughput on its infrastructure assets.

Operation of Assets. As midstream infrastructure assets are placed into service over the next several years, additional operating expenses are expected to trend higher given the increased capital expenditures and number of facilities being utilized. Alpine High Midstream believes that existing processing plants and gathering and transportation infrastructure have been operated at an efficient rate, with only standard down-time for minimal maintenance and repairs. However, the assets currently in service are new, and there have been no major turnarounds or material maintenance costs incurred to date. Over time, as anticipated, Alpine High Midstream projects that these maintenance and repairs costs will increase as the assets age. Alpine High Midstream is also subject to operational issues caused by off-specification natural gas transported to its processing plants.

Throughput of Volumes. Despite projected producer economics in the Alpine High resource play, Alpine High Midstream cannot guarantee volume throughput, and its existing commercial arrangements with producers do not provide volume commitments. Alpine High Midstream management believes the acreage dedications are an attractive alternative to volume commitments due to the contiguous acreage footprint of the majority of the Alpine High resource play.

Noncontrolling Interest. Applicable GAAP requires that consolidated financial statements depict as a noncontrolling interest the portion of net assets, net income, and net comprehensive income that is attributable to equity holders other than the parent. Upon the closing of the business combination, the Apache Contributor’s ownership in Altus Midstream LP is anticipated to reflect an approximate 77% noncontrolling interest in Altus Midstream Company’s consolidated financial statements.

Income Taxes. Alpine High Midstream is a group of entities that are disregarded as entities separate from their regarded owner, Apache. For U.S. federal income tax purposes, Apache is a C-Corporation under the Code. As a result, federal taxable income associated with Alpine High Midstream has historically been included in Apache’s consolidated federal income tax return. Alpine High Midstream is also subject to the Texas Margin Tax and the Alpine High Midstream entities have historically been included in the Apache combined Texas Margin Tax return.

Pursuant to the Contribution Agreement, the Apache Contributor will contribute the Alpine High Entities and the Options to Altus Midstream and/or its subsidiaries. Alpine High Midstream will then be a group of disregarded entities under Altus Midstream. Altus Midstream will not be subject to U.S. federal income tax and will instead pass through its taxable income to its partners, who at the closing of the business combination will be the Apache Contributor and Altus Midstream Company. As a result of the change in ownership structure, Altus Midstream Company will record net income or loss before income taxes attributable to both the controlling and noncontrolling interest; however, Altus Midstream Company will only report an income tax provision associated with its investment in Altus Midstream and corporate operations.

Public Company Expenses. KAAC incurs, and will continue to incur after closing of the business combination with Alpine High Midstream, direct, incremental G&A expense as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with KAAC’s public company peer group, annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. These direct, incremental G&A expenses are not included in Alpine High Midstream’s historical financial results of operations.

Results of Operations

The following table summarizes our revenues for the periods presented:

	Three Months Ended September 30,			Nine Months Ended September 30,
In thousands except operating data	2018	2017	Change	2018	2017	Change
Revenues:
Midstream services — affiliate	$25,437	$5,368	$20,069	$50,053	$6,938	$43,115

Total revenues	25,437	5,368	20,069	50,053	6,938	43,115
Operating Expenses:
Gathering, transmission and processing	16,579	4,906	11,673	38,798	7,000	31,798
Depreciation and accretion	5,483	2,235	3,248	14,404	2,874	11,530
General and administrative	1,865	1,364	501	5,126	2,547	2,579
Taxes other than income	1,226	—	1,226	6,479	—	6,479

Total operating expenses	25,153	8,505	16,648	64,807	12,421	52,386

Net income (loss) before income taxes	284	(3,137)	3,421	(14,754)	(5,483)	(9,271)
Current income tax provision	—	—	—	—	—	—
Deferred income tax provision (benefit)	(18,924)	474	(19,398)	(9,733)	774	(10,507)

Net income (loss)	$19,208	$(3,611)	$22,819	$(5,021)	$(6,257)	$1,236

Operating data:
Average throughput volumes of natural gas (MMcf/d)	392	98	293	286	42	244
Average volumes of natural gas processed (MMcf/d)	392	97	294	286	42	244

Three Months ended September 30, 2018 Compared to Three Months ended September 30, 2017

Revenues. Midstream services revenue from affiliates increased by approximately $20.1 million to approximately $25.4 million for the three months ended September of 2018, as compared to approximately $5.4 million for the three months ended September of 2017. The increase is solely attributed to activity ramp-up following the commencement of operations on the midstream assets in the second quarter of 2017, resulting in increased throughput volumes as Apache increased production from the Alpine High resource play. All midstream services revenues were generated through fee-based contractual arrangements with Apache. These services include gas gathering, transmission, and processing. The revenue earned from these services is directly related to the volume of natural gas that flows through Alpine High Midstream’s systems, and Alpine High Midstream does not take ownership of the natural gas or NGLs handled for Apache.

Gathering, transmission, and processing expenses. Gathering, transmission, and processing expenses increased by approximately $11.7 million to approximately $16.6 million for the three months ended September of 2018, as compared to approximately $4.9 million for the three months ended September of 2017, which is commensurate with activity ramp-up following the commencement of Alpine High Midstream’s initial operations in the second quarter of 2017. Gathering, transmission, and processing expenses are expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

General and administrative expense. G&A expense increased by approximately $0.5 million to approximately $1.9 million for the three months ended September of 2018, as compared to approximately $1.4 million for the three months ended September of 2017, which reflects the increase in overhead support services required that were directly related to the commencement of operations in May 2017.

Depreciation and accretion expense. Depreciation and accretion expense increased by approximately $3.2 million to approximately $5.5 million for the three months ended September of 2018, as compared to approximately $2.2 million for the three months ended September of 2017. The increase represents the timing of placing assets into service following construction activity over the historical period. Depreciation and accretion expense is expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

Taxes other than income. Ad valorem taxes were first assessed in November 2017 and were immaterial given the start-up nature of the midstream assets. Ad valorem taxes increased by approximately $1.2 million to approximately $1.2 million for the three months ended September of 2018. This increase represents Alpine High Midstream management’s estimate of the increased assessment expected for the current year related to completion of construction of certain assets.

Income taxes. As of December 31, 2017, Alpine High Midstream had deferred tax assets primarily associated with a net operating loss carryforward and an asset retirement obligation. A valuation allowance of $8.2 million was recorded against the December 31, 2017 gross deferred tax asset balance. The valuation allowance was increased by $6.5 million and $5.7 million for the first and second quarters of 2018, respectively.

Each quarter, management assesses the available positive and negative evidence to evaluate the future realization of Alpine High Midstream’s gross deferred tax assets. For the third quarter of 2018, Alpine High Midstream recorded net income before income taxes of $0.3 million, and management believes net income before income taxes will continue to grow as new construction is placed in service. Accordingly, management determined that there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized. As such, in the third quarter of 2018, Alpine High Midstream recorded a deferred tax benefit of $20.4 million associated with the release of the valuation allowance.

During the three months ended September 30, 2018, the effective income tax rate was primarily impacted by the release of the valuation allowance. During the three months ended September 30, 2017, Alpine High Midstream’s effective income tax rate was primarily impacted by an increase in the valuation allowance.

Nine Months ended September 30, 2018 Compared to Nine Months ended September 30, 2017

Revenues. Midstream services revenue from affiliates increased by approximately $43.1 million to approximately $50.1 million for the nine months ended September of 2018, as compared to approximately $6.9 million for the nine months ended September of 2017. The increase is solely attributed to activity ramp-up following the commencement of operations on the midstream assets in the second quarter of 2017, resulting in increased throughput volumes as Apache increased production from the Alpine High resource play. All midstream services revenues were generated through fee-based contractual arrangements with Apache. These services include gas gathering, transmission, and processing. The revenue earned from these services is directly related to the volume of natural gas that flows through Alpine High Midstream’s systems, and Alpine High Midstream does not take ownership of the natural gas or NGLs handled for Apache.

Gathering, transmission, and processing expenses. Gathering, transmission, and processing expenses increased by approximately $31.8 million to approximately $38.8 million for the nine months ended September of 2018, as compared to approximately $7.0 million for the nine months ended September of 2017, which is commensurate with activity ramp-up following the commencement of Alpine High Midstream’s initial operations in the second quarter of 2017. Gathering, transmission, and processing expenses are expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

General and administrative expense. G&A expense increased by approximately $2.6 million to approximately $5.1 million for the nine months ended September of 2018, as compared to approximately $2.5 million for the nine months ended September of 2017, which reflects the increase in overhead support services required that were directly related to the commencement of operations in May 2017.

Depreciation and accretion expense. Depreciation and accretion expense increased by approximately $11.5 million to approximately $14.4 million for the nine months ended September of 2018, as compared to approximately $2.9 million for the nine months ended September of 2017. The increase represents the timing of placing assets into service following construction activity over the historical period. Depreciation and accretion expense is expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

Taxes other than income. Ad valorem taxes were first assessed in November 2017 and were immaterial given the start-up nature of the midstream assets. Ad valorem taxes increased by approximately $6.5 million to approximately 6.5 million for the nine months ended September of 2018. This increase represents Alpine High Midstream management’s estimate of the increased assessment expected for the current year related to completion of construction of certain assets.

Income taxes. As of December 31, 2017, Alpine High Midstream had deferred tax assets primarily associated with a net operating loss carryforward and an asset retirement obligation. A valuation allowance of $8.2 million was recorded against the December 31, 2017 gross deferred tax asset balance.

Each quarter, management assesses the available positive and negative evidence to evaluate the future realization of Alpine High Midstream’s gross deferred tax assets. For the third quarter of 2018, Alpine High Midstream recorded net income before income taxes of $0.3 million, and management believes net income before income taxes will continue to grow as new construction is placed in service. Accordingly, management determined that there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized. As such, for the nine months ended September 30, 2018, Alpine High Midstream recorded a deferred tax benefit of $8.2 million associated with the release of the valuation allowance.

During the nine months ended September 30, 2018, the effective income tax rate was primarily impacted by the release of the valuation allowance. During the nine months ended September 30, 2017, Alpine High Midstream’s effective income tax rate was primarily impacted by an increase in the valuation allowance.

Year ended December 31, 2017 compared to period beginning May 26, 2016 (inception) through December 31, 2016

The following table presents selected financial data for the year ended December 31, 2017 and the period from May 26, 2016 (inception) to December 31, 2016.

In thousands except operating data	Year Ended December 31, 2017	Period Beginning May 26, 2016 (Inception) through December 31, 2016	Change
Revenues:
Midstream services — affiliate	$15,142	$—	$15,142

Total revenues	15,142	—	15,142
Operating expenses:
Gathering, transmission, and processing	16,597	—	16,597
Depreciation and accretion	5,991	—	5,991
General and administrative	3,991	—	3,991
Taxes other than income	97	—	97

Total operating expenses	26,676	—	26,676

Net loss before income taxes	(11,534)	—	(11,534)
Current income tax provision	—	—	—
Deferred income tax provision	7,041	—	7,041

Net loss	$(18,575)	$—	$(18,575)

Operating data:
Average throughput volumes of natural gas (MMcf/d)	69	—	69
Average volumes of natural gas processed (MMcf/d)	69	—	69

Revenues. Midstream services revenue from affiliate increased by approximately $15.1 million to approximately $15.1 million for the year ended December 31, 2017, as compared to no revenues for the period beginning May 26, 2016 (inception) through December 31, 2016, which is commensurate with Alpine High Midstream achieving its first sales in the second quarter of 2017. The increase is solely attributed to Alpine High Midstream’s commencement of operations on the midstream assets in the second quarter of 2017, resulting in increased throughput volumes as Apache increased production from the Alpine High resource play. All midstream services revenues were generated through fee-based contractual arrangements with Apache. These services include gas gathering, transmission, and processing. The revenue earned from these services is directly related to the volume of natural gas that flows through Alpine High Midstream’s systems, and Alpine High Midstream does not take ownership of the natural gas or NGLs handled for Apache.

Gathering, transmission, and processing expenses. Gathering, transmission, and processing expenses increased by approximately $16.6 million to approximately $16.6 million for the year ended December 31, 2017, as compared to no expense for the period beginning May 26, 2016 (inception) through December 31, 2016, which is commensurate with the commencement of Alpine High Midstream’s initial operations in the second quarter of 2017. Gathering, transmission, and processing expenses are expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

General and administrative expense. G&A expense increased by approximately $4.0 million to approximately $4.0 million for the year ended December 31, 2017 as compared to no G&A expense for the period beginning May 26, 2016 (inception) through December 31, 2016, which reflects the commencement of Alpine High Midstream’s operations in the second quarter of 2017.

Depreciation and accretion expense. Depreciation and accretion expense increased by approximately $6.0 million to approximately $6.0 million for the year ended December 31, 2017 as compared to no depreciation and accretion expense for the period beginning May 26, 2016 (inception) through December 31, 2016. The increase represents the timing of placing assets into service following construction activity over the historical period. Depreciation and accretion expense is expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

Taxes other than income. Ad valorem taxes were first assessed in November 2017 and were immaterial given the start-up nature of the midstream assets. Ad valorem taxes increased by approximately $0.1 million to approximately $0.1 million for the year ended December 31, 2017.

Income taxes. Alpine High Midstream is a group of entities that are treated as disregarded as entities separate from their regarded owner, Apache. For U.S. federal income tax purposes, Apache is a C-Corporation under the Code. As a result, federal taxable income associated with Alpine High Midstream has historically been included in Apache’s consolidated federal income tax return. Alpine High Midstream is also subject to the Texas Margin Tax and the Alpine High Midstream entities have historically been included in the Apache combined Texas Margin Tax return. For financial statement reporting purposes, Alpine High Midstream has calculated a provision for U.S. federal and state income taxes as if Alpine High Midstream were a separate taxpayer.

On December 22, 2017, the Tax Cuts and Jobs Act (the Act) was signed into law. Under the Act, the U.S. corporate income tax rate was reduced from 35 percent to 21 percent effective January 1, 2018. As a result of the decrease in the corporate income tax rate, Alpine High Midstream recorded a $1.8 million deferred tax expense in 2017 related to the remeasurement of its December 31, 2017 net deferred tax asset.

As of December 31, 2017, Alpine High Midstream had deferred tax assets primarily associated with a net operating loss carryforward and an asset retirement obligation. A valuation allowance of $8.2 million was recorded against the December 31, 2017 gross deferred tax asset balance.

Liquidity and Capital Resources

Alpine High Midstream Overview

Alpine High Midstream’s plans for future infrastructure development and construction of its gathering, transmission, and processing facilities will require significant capital expenditures in excess of current operational cash flow. To date, Alpine High Midstream’s primary use of capital has been for the initial construction of its assets. Historically, Alpine High Midstream’s primary source of liquidity has been capital contributions from Apache. As operations of Alpine High Midstream commenced in May 2017, limited cash from operations has been generated. While Alpine High Midstream’s gathering, transmission, and processing facilities are being constructed, Alpine High Midstream’s ongoing sources of liquidity are expected to be cash generated from operations which are anticipated to increase over time, cash on the balance sheet, and cash proceeds from raising capital (such as debt or equity). Management of Alpine High Midstream expects throughput and processing volumes to increase considerably during this initial development phase given the production forecast for acreage that has been dedicated to Alpine High Midstream. Based on its current financial plan, Alpine High Midstream believes its operations and capital program for its midstream operations will begin to generate operating cash flows in excess of investment expenditures by year-end 2021.

Alpine High Midstream Capital Requirements

Alpine High Midstream anticipates additional investment of approximately $1,280 million in the continued capital development of its midstream assets from the fourth quarter of 2018 through the end of 2021. This includes approximately $180 million during the fourth quarter 2018, approximately $320 million in 2019, approximately $330 million in 2020, and approximately $450 million in 2021. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018. The investment will primarily be directed toward the construction of additional gathering, compression, processing, and transportation facilities, including five forecasted cryogenic processing plants with combined capacity of approximately 1 Bcf/d by year-end 2020. Operating cash flows of Alpine High Midstream are not expected to cover all of these capital investments. If Alpine High Midstream is unable to obtain funds or provide funds as needed for the planned capital expenditure program, Alpine High Midstream may not be able to finance the capital expenditures necessary to achieve its expansion plans or maintain its business as currently conducted.

Altus Midstream and/or its Subsidiaries’ Additional Liquidity

Pursuant to the Contribution Agreement, the Apache Contributor will contribute the Alpine High Entities and the Options to Altus Midstream and/or its subsidiaries. At the closing of the business combination, KAAC will contribute approximately $628 million of cash to Altus Midstream. In addition, at the closing of the business combination, Altus Midstream is expected to enter into a credit agreement that provides for a five-year revolving credit facility and aggregate commitments of $450 million at inception. The aggregate commitments will equal $800 million upon Altus Midstream raising at least $250 million of additional capital and achieving at least $175 million of annualized consolidated EBITDA levels (as defined pursuant to the credit agreement) for three consecutive calendar months. Altus Midstream may subsequently increase commitments up to an aggregate $1.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders.

Altus Midstream and/or its subsidiaries anticipate using this cash position, revolving credit facility borrowing capacity, and reinvested operating cash flow to fund its near term capital requirements, including the capital needs upon exercising the Options. In addition, Altus Midstream and/or its subsidiaries expect to evaluate additional sources of financing to facilitate its capital investments, including additional borrowings, preferred equity, asset-level financing, and common equity.

Contractual Obligations

Alpine High Midstream’s existing fee-based agreements, which have no minimum volume or firm transportation commitments, are underpinned by acreage dedications covering the Alpine High resource play. Pursuant to these agreements, Alpine High Midstream is obligated to perform low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transportation on all volumes produced from the dedicated acreage, so long as Apache has the right to market such gas.

Pursuant to an agreement with Apache, Alpine High Midstream will indirectly receive G&A support services in exchange for a fee of approximately $0.3 million per month. These support services will include information technology, risk management, corporate planning, accounting, cash management, human resources, and other general corporate services. Further, in connection with the closing of the business combination, Altus Midstream Company and Apache will enter into the COMA, which will establish a fixed annual support services fee to Apache of $3 million in 2019, $5 million in 2020, and $7 million in 2021. Beginning in 2022 through the term of the COMA, the associated fee will be $9 million annually and may be adjusted upwards based on actual incurred costs.

Additional obligations include the performance of ARO as referenced under “Critical Accounting Policies and Estimates-Asset Retirement Obligation and Accretion” below and in the combined financial statements and related notes of Alpine High Midstream set forth in Item 9.01 in this Current Report on Form 8-K.

Quantitative and Qualitative Disclosure About Market Risk

Alpine High Midstream is exposed to various market risks, including the effects of adverse changes in commodity prices and credit risk as described below.

Commodity Price Risk

Currently all of Alpine High Midstream’s commercial contracts are fee-based, with no direct commodity price exposure to oil, natural gas, or NGLs. However, Alpine High Midstream is indirectly exposed to adverse changes in commodity prices through Apache and potential third-party customers’ economic decisions to develop and produce oil and natural gas from which it receives revenues for providing gathering and processing services.

Credit Risk

Alpine High Midstream is subject to risks of loss resulting from nonpayment or nonperformance by, or the insolvency or liquidation of, Apache or potential third-party customers. Any increase in the nonpayment and nonperformance by, or the insolvency or liquidation of, Alpine High Midstream’s customers could adversely affect its results of operations.

Critical Accounting Policies and Estimates

Alpine High Midstream prepares its combined financial statements and the accompanying notes in conformity with GAAP, which require Alpine High Midstream’s management to make estimates and assumptions about future events that may affect the reported amounts. Management of Alpine High Midstream identifies certain accounting policies as critical based on, among other things, their impact on the portrayal of Alpine High Midstream’s financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management of Alpine High Midstream routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of Alpine High Midstream’s most critical accounting policies.

Property, Equipment, and Depreciation

Property and equipment are recorded at cost and consist of the costs incurred to acquire and construct gathering, transmission, and processing facilities including capitalized interest. Additionally, costs incurred for improvements that substantially add to the productive capacity or extend the useful life of the related assets are capitalized. Property and equipment are stated at the lower of historical cost less accumulated depreciation, or fair value, if the long-lived assets are impaired in future periods.

Depreciation is computed over the asset’s estimated useful life using the straight line method based on estimated useful lives and estimated asset salvage values. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property and equipment. Depreciation on capitalized costs begins when the assets are placed into service as completed and operational. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. The estimated lives are generally 30 years for plants and facilities and 40 years for pipelines.

Maintenance, repairs, and minor overhauls are expensed as incurred.

Asset Retirement Obligation and Accretion

Alpine High Midstream has contractual obligations to remove tangible equipment and restore land at the end of operations. Alpine High Midstream’s removal and restoration obligations are primarily associated with removing and disposing of tangible property, including gathering system equipment, pipelines, and gas processing facilities. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety, and public relations considerations.

ARO associated with retiring tangible long-lived assets is recognized as a liability in the period in which the legal obligation is incurred and becomes determinable. The liability is offset by a corresponding increase in the underlying asset. The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with Alpine High Midstream’s midstream infrastructure assets. Management of Alpine High Midstream utilizes current labor, equipment, and construction costs to estimate the expected cash outflows for retirement obligations. Inherent in the present value calculation are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit- adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

Long-Lived Asset Impairments

Long-lived assets used in operations, including gathering, transmission, and processing facilities, are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If there is an indication the carrying amount of an asset may not be recovered, the asset is assessed by management through an established process in which changes to significant assumptions such as prices, volumes, and future development plans are reviewed. If, upon review, the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is assessed by management using the income approach.

Under the income approach, the fair value of each asset group is estimated based on the present value of expected future cash flows. The income approach is dependent on a number of factors including estimates and assumptions of forecasted throughput volumes, processing volumes, operating costs, and trends, the pace of development of the Alpine High resource play by Apache, discount rates, and other variables. Management of Alpine High Midstream discounts the resulting future cash flows using a discount rate believed to be consistent with those applied by market participants.

To assess the reasonableness of the fair value estimate, when available, a market approach is used to compare the fair value to similar assets. This requires management of Alpine High Midstream to make certain judgments about the selection of comparable assets, recent comparable asset transactions, and transaction premiums.

Although the fair value estimate of each asset group is based on assumptions Alpine High Midstream’s management believes to be reasonable, those assumptions are inherently unpredictable and uncertain, and actual results could differ from the estimate. Negative revisions to forecasted throughput and processed volumes, increases in future cost estimates, or divestitures of a significant component of the asset group could lead to a reduction in expected future cash flows and possibly an impairment of long-lived assets in future periods.

Alpine High Midstream has not recognized any impairments of long-lived assets since inception.

General and Administrative Expense Allocation

G&A expense represents direct G&A costs and overhead expenditures incurred by Apache and associated with operating the Alpine High Midstream assets. G&A costs directly associated with Alpine High Midstream activity are recorded to Alpine High Midstream as incurred. Additionally, G&A expense includes an allocation of incentive compensation and equity compensation for employees directly associated with the midstream assets. The allocated amount of incentive compensation and equity compensation is calculated commensurate with Apache’s estimated totals.

In order to allocate certain overhead and indirect costs incurred by Apache on behalf of its midstream business, a monthly management fee has been assessed and charged to the midstream entities over the historical period upon commencement of operations. The monthly contract services fee is approximately $0.3 million per month. The management fee charged was calculated based on a variety of factors, such as the estimated percentage of employee time spent and costs incurred by Apache to perform administrative services, such as information technology, risk management, corporate planning, accounting, cash management, human resources, and other corporate functions. Inherent in the estimate of G&A support service costs are numerous assumptions and judgments, including estimating allocable time and costs for Apache employees who are not directly associated with Alpine High Midstream. Actual costs incurred by Apache could be higher or lower than the ultimate amount allocated to Alpine High Midstream.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842),” requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous GAAP. The guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted; however, Alpine High Midstream does not intend to early adopt. In January 2018, the FASB issued a proposed ASU update that would add a transition option permitting entities to apply the provisions of the new standard at its adoption date instead of the earliest comparative period presented in the combined financial statements. If finalized, comparative reporting would not be required and the provisions of the standard would be applied prospectively to leases in effect at date of adoption. At this time, Alpine High Midstream cannot reasonably estimate the financial impact this will have on its combined financial statements. As part of the assessment to date, Alpine High Midstream has formed an implementation work team, developed a project plan, educated departments affected by the standard, and continues to evaluate contracts and monitor updates to the new standard to determine the impact this ASU will have on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses.” The standard changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to- maturity debt securities, and loans, and requires entities to use a new forward-looking expected loss model that will result in the earlier recognition of allowance for losses. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for a fiscal year beginning after December 15, 2018, including interim periods within that fiscal year. Management of Alpine High Midstream does not expect to adopt the guidance early. Alpine High Midstream will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Management of Alpine High Midstream is evaluating the new guidance and does not believe this standard will have a material impact on the combined financial statements.

Internal Controls and Procedures

Alpine High Midstream is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002 and is, therefore, not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose.

Inflation

Inflation in the United States has been relatively low in recent years in the economy as a whole. The midstream natural gas industry’s labor and material costs remained relatively unchanged in 2016 and 2017. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States’ economy and may increase the cost to acquire or replace property, plant, and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and Alpine High Midstream’s agreements, increased inflation costs will be passed to customers in the form of higher fees.

Off-Balance Sheet Arrangements

Alpine High Midstream currently has no off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Alpine High Midstream had no changes in, and no disagreements with, its accountants on accounting and financial disclosure.